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                                                                       EXHIBIT 5


Daniel H. Aronson
954-768-8217

                                 March 18, 1998



AmeriPath, Inc.
7289 Garden Road, Suite 200
Riviera Beach, Florida 33404

Gentlemen:

         We have acted as counsel to AmeriPath, Inc., a Delaware corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering 2,357,600 shares of the Company's authorized but unissued common stock, $.01 par value (the "Common Stock"), issuable pursuant to stock options granted pursuant to the Company's authorized stock option plans (the "Plans"). It is our opinion that shares of Common Stock that may become issuable under the Plans, when issued upon exercise of and in accordance with the terms of stock options granted or to be granted under and in accordance with the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above referenced Registration Statement and to the reference to our firm under Item 3 "Interests of Named Experts and Counsel" in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                           Very truly yours,


                                           GREENBERG, TRAURIG, HOFFMAN,
                                           LIPOFF, ROSEN & QUENTEL, P.A.






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